Exhibit 99.1

Liberty Media Corporation to Hold Annual Meeting of Stockholders

Liberty Media Corporation (Nasdaq: LMCA, LMCB) will be holding its Annual Meeting of Stockholders on Tuesday, June 4, 2013, at 10:45 a.m., Mountain Time, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112. The record date for the meeting is 5:00 p.m., New York City time, on April 10, 2013. At the meeting, Liberty Media Corporation may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Liberty Media
Liberty Media owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Contact:
Courtnee Ulrich
720-875-5420

SOURCE Liberty Media Corporation